Exhibit 99.1

LOWRANCE NEWS

For Immediate Release	Company Contact: Douglas J. Townsdin Chief Financial Officer (918) 437-6881	Investor Contact: Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

Lowrance Fiscal 2003 Net Income Doubles to a Record
$1.27 Per Share on an 11% Increase in Sales

     TULSA, OKLAHOMA, October 21, 2003 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced record net income for the year ended July 31, 2003 of $4,931,000, or $1.27 per diluted share, more than double net income of $2,389,000, or $0.63 per diluted share, in fiscal 2002. Net sales increased 11% to $88,297,000 compared to $79,501,000 last year.

     “Lowrance’s strong new-product development cycle, which featured 28 new products and more than doubled our record new product introductions in 2002, included six new stand-alone GPS units and 22 new SONAR and combination SONAR/GPS products ranging from $79 to $2,499. These new, higher margin products helped raise gross profits 25% to $37,261,000 from $29,926,000 in fiscal 2002. Gross profit also increased to 42% of sales compared to 38% of sales last year. Our rapid introduction of new high-value products was supported by higher sales and advertising expenditures and a 50% increase in fiscal 2003 research and development expenses,’ said Darrell Lowrance, president and CEO.

     “We believe these investments in research and development will enable us to design, develop, introduce and deliver more new products in the current year than we shipped in fiscal 2003. By the end of calendar 2004, we expect to include multi-purpose boat networking capabilities, utilizing both NMEA 2000 (National Marine Electronics Association) and “Lowrance Ethernet”, in nearly all non-portable SONAR and GPS products,” said Lowrance.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.Lowrance.com) designs and manufactures SONAR products and global positioning system (GPS) satellite products including receivers, plotters and mapping systems under the brand names “Lowrance,” and “Eagle” Electronics. These products are primarily used for boating, fishing, hunting, and other outdoor activities as well as in general aviation and automotive navigation applications.

This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

(tables attached)

LOWRANCE ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	FOR THE YEARS ENDED
	JULY 31,

	2001	2002	2003

NET SALES	$73,419	$79,501	$88,297
COST OF SALES	47,084	49,575	51,036

Gross profit	26,335	29,926	37,261

OPERATING EXPENSES:
Selling and administrative	20,778	22,021	24,844
Severance and merger costs	371	—	—
Research and development	3,083	2,650	4,191

Total operating expenses	24,232	24,671	29,035

Operating income	2,103	5,255	8,226
OTHER EXPENSES:
Interest	1,752	1,424	989
Other	252	(104)	30

Total other expenses	2,004	1,320	1,019

INCOME BEFORE INCOME TAXES	99	3,935	7,207
PROVISION FOR INCOME TAXES	62	1,546	2,276

NET INCOME	$37	$2,389	$4,931
NET INCOME PER COMMON SHARE
Basic	$.01	$.63	$1.31

Diluted	$.01	$.63	$1.27

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	3,769	3,767	3,761

Diluted	3,769	3,818	3,893

OTHER COMPREHENSIVE INCOME (LOSS) NET OF TAX:
Net Income	$37	$2,389	$4,931
Foreign currency translation adjustment	(115)	119	259

Comprehensive income (loss)	$(78)	$2,508	$5,190

LOWRANCE ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS

	JULY 31,

	2002	2003

	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$903	$1,206
Trade accounts receivable, net	7,695	8,431
Inventories	12,130	15,941
Current deferred income taxes	1,161	894
Prepaid expenses	1,012	1,290

Total current assets	22,901	27,762

PROPERTY, PLANT, AND EQUIPMENT, net	7,104	7,593
OTHER ASSETS	49	62
DEFERRED INCOME TAXES	708	—

	$30,762	$35,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,817	$2,061
Accounts payable	4,420	2,951
Accrued liabilities:
Compensation and benefits	2,210	2,704
Product costs	720	1,004
Other	1,053	893

Total current liabilities	10,220	9,613

LONG-TERM DEBT, less current maturities	6,183	5,825
DEFERRED INCOME TAXES	—	430
STOCKHOLDERS’ EQUITY
Common stock, $.10 par value, 10,000,000 shares authorized, 3,761,196 issued at July 31, 2003 and 3,768,796 shares issued at July 31, 2002, respectively; 3,761,196 shares outstanding at July 31, 2003 and 2002	377	377
Paid-in capital	7,073	7,073
Treasury stock	(26)	—
Retained earnings	7,227	12,132
Accumulated other comprehensive loss	(292)	(33)

Total stockholders’ equity	14,359	19,549

	$30,762	$35,417